UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 21, 2020

QURATE RETAIL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33982	84-1288730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Series A common stock	QRTEA	The Nasdaq Stock Market LLC
Series B common stock	QRTEB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03.  Material Modification to Rights of Security Holders

The information set forth in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 24, 2020, Qurate Retail, Inc. (“Qurate Retail”) filed a Certificate of Designations (the “Certificate of Designations”) for its newly-created 8.0% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), with the Secretary of State of the State of Delaware that became effective upon filing. The Certificate of Designations designates the Series A Preferred Stock and establishes its preferences, limitations, voting powers and relative rights, which are described below.

Priority. The Series A Preferred Stock ranks senior to the shares of common stock of Qurate Retail, with respect to dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of Qurate Retail’s affairs. Shares of Series A Preferred Stock are not convertible into shares of common stock of Qurate Retail.

Dividends. Holders of the Series A Preferred Stock are entitled to receive quarterly cash dividends at a rate of 8.0% per annum of the liquidation price (as described below) on a cumulative basis, during the term. If declared, accrued dividends will be payable quarterly on each dividend payment date, beginning December 15, 2020 and thereafter on each March 15, June 15, September 15, and December 15 during the term (or, if such date is not a business day, the next business day after such date). If Qurate Retail fails to pay dividends or the applicable redemption price with respect to any redemption within 30 days after the applicable dividend payment or redemption date, the dividend rate will increase as provided by the Certificate of Designations. Accrued dividends that are not paid within 30 days after the applicable dividend payment date will be added to the liquidation price until paid together with all dividends accrued thereon.

The ability of Qurate Retail to declare or pay any dividend on, or purchase, redeem, or otherwise acquire, any of its common stock or any other stock ranking on parity with the Series A Preferred Stock will be subject to restrictions if Qurate Retail does not pay all dividends and all redemption payments on the Series A Preferred Stock, subject to certain exceptions as set forth in the Certificate of Designations.

Distributions upon Liquidation, Dissolution or Winding Up. Upon Qurate Retail’s liquidation, winding-up or dissolution, each holder of shares of the Series A Preferred Stock will be entitled to receive, before any distribution is made to the holders of Qurate Retail common stock, an amount equal to the liquidation price plus all unpaid dividends (whether or not declared) accrued from the immediately preceding dividend payment date, subject to the prior payment of liabilities owed to Qurate Retail’s creditors and the preferential amounts to which any stock senior to the Series A Preferred Stock is entitled.

The Series A Preferred Stock has a liquidation price equal to the sum of (i) $100, plus (ii) all accrued and unpaid dividends (whether or not declared) that have been added to the liquidation price.

Mandatory and Optional Redemption. The Series A Preferred Stock is subject to mandatory redemption on March 15, 2031 at the liquidation price plus all unpaid dividends (whether or not declared) accrued from the most recent dividend payment date.

On or after the fifth anniversary of the original issue date of the Series A Preferred Stock (the “Original Issue Date”), Qurate Retail may redeem all or a portion of the outstanding shares of Series A Preferred Stock, at the liquidation price plus all unpaid dividends (whether or not declared) accrued from the most recent dividend payment date plus, if the redemption is (x) on or after the fifth anniversary of the Original Issue Date but prior to its sixth anniversary, 4.00% of the liquidation price, (y) on or after the sixth anniversary of the Original Issue Date but prior to its seventh anniversary, 2.00% of the liquidation price and (z) on or after the seventh anniversary of the Original Issue Date, zero.

The Certificate of Designations provides certain mechanisms for partial redemption and places certain restrictions on Qurate Retail in the event it does not have funds legally available to satisfy its redemption obligations.

Extraordinary Transactions. If any Extraordinary Transaction (as defined in the Certificate of Designations) occurs that is a merger or consolidation immediately after which the shares of Series A Preferred Stock will not remain outstanding, the holders of Series A Preferred Stock will be entitled, at the sole discretion of the board of directors of Qurate Retail (the “Board”), either (i) to a cash payment equal to the liquidation price plus all accrued and unpaid dividends (whether or not declared) since the immediately preceding dividend payment date, and the shares of Series A Preferred Stock will be cancelled, or (ii) to receive substitute preferred stock of the surviving entity or its parent entity with substantially identical powers, preferences and rights (with limited exceptions, which may include the grant of additional powers, preferences or rights, including voting rights) (“Substitute Preferred Stock”), in each case, upon the conversion or exchange of such shares of Series A Preferred Stock in connection with such Extraordinary Transaction.

If any other Extraordinary Transaction occurs, at the sole discretion of the Board, (i) the Series A Preferred Stock will remain outstanding without a material and adverse change to its powers, preferences or rights, (ii) the Series A Preferred Stock will be converted into or exchanged for Substitute Preferred Stock, or (iii) all, but not less than all, of the shares of the Series A Preferred Stock may be redeemed within 90 days after such Extraordinary Transaction, for cash equal to the liquidation price plus all unpaid dividends (whether or not declared) accrued since the immediately preceding dividend payment date.

Voting Power. Holders of the Series A Preferred Stock will not have any voting rights or powers, except as specified in the Certificate of Designations or as required by Delaware law.

Preferred Stock Directors. So long as the aggregate liquidation price of the outstanding shares of Series A Preferred Stock exceeds 25% of the aggregate liquidation price of the shares of Series A Preferred Stock issued on the Original Issue Date (the “Threshold Amount”), holders of Series A Preferred Stock will have the following director election rights.

Whenever dividends on any shares of the Series A Preferred Stock have not been declared and paid for two consecutive dividend periods (a “Dividend Nonpayment”), the size of the Board will automatically increase by one and the holders of the Series A Preferred Stock, voting together as a single class with holders of any and all Voting Parity Stock (as defined in the Certificate of Designations), will be entitled, at Qurate Retail’s next stockholders meeting, to elect one additional member of the Board (the “Preferred Dividend Director”). In addition, whenever Qurate Retail fails to pay the applicable redemption price in full with respect to any redemption of the Series A Preferred Stock or fails to make a payment with respect to the Series A Preferred Stock as required by the Certificate of Designations in connection with a liquidation or an Extraordinary Transaction (a “Nonpayment”), the size of the Board will automatically increase by two (if a Dividend Nonpayment has previously occurred and not been rescinded) or by three and the holders of the Series A Preferred Stock, voting together as a single class with holders of any and all Voting Parity Stock, will be entitled, at Qurate Retail’s next stockholders meeting, to vote for the election of these additional members of the Board (each, a “Nonpayment Director,” and, together with the Preferred Dividend Director, the “Preferred Stock Directors”); provided, that the Board will not include more than three Preferred Stock Directors. Notwithstanding the foregoing, the Certificate of Designations prohibits the election or appointment of any Preferred Stock Director if it would cause Qurate Retail to violate the corporate governance requirements of the Nasdaq Stock Market, including the requirement that the Board have a majority of independent directors. Subject to certain exceptions, if a Dividend Nonpayment or Nonpayment has occurred, the holders of at least 25% of the then-outstanding shares of the Series A Preferred Stock and any Voting Parity Stock may request a special meeting of stockholders to elect Preferred Stock Directors.

The Preferred Stock Directors will not be subject to the board classification provisions of Qurate Retail’s restated certificate of incorporation and will stand for reelection annually, so long as the holders of the Series A Preferred Stock continue to have such voting powers. Preferred Stock Directors may be removed, with or without cause, only by a majority of the voting power of the Series A Preferred Stock and Voting Parity Stock. The Preferred Dividend Director’s term will automatically expire when the Threshold Amount is no longer outstanding or the Dividend Nonpayment is cured. The Nonpayment Directors’ terms will automatically expire when the Threshold Amount is no longer outstanding or the Nonpayment is cured.

The foregoing summary of the Certificate of Designations does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Certificate of Designations, which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On August 21, 2020, Qurate Retail announced that an authorized committee of its Board of Directors declared a special dividend (the “Dividend”) on each outstanding share of its common stock consisting of (i) a special cash dividend in the amount of $1.50 per common share, for an aggregate cash dividend of approximately $633 million, and (ii) a special dividend of 0.03 shares of Series A Preferred Stock, having an initial liquidation price of $100 per share of Series A Preferred Stock, with cash to be paid in lieu of fractional shares.

The committee of the Board of Directors has declared a record date of 5:00 p.m., New York City time, on August 31, 2020 for the Dividend and set a distribution date of 5:00 p.m., New York City time, on September 14, 2020. The distribution of the shares of Series A Preferred Stock remains subject to the satisfaction or waiver, as applicable, of the following conditions: registration of the Series A Preferred Stock under the Securities Exchange Act of 1934, approval for listing the Series A Preferred Stock on the Nasdaq Global Select Market, receipt of an opinion of tax counsel, and no revocation of the Dividend prior to the distribution date.

This Item 7.01 and the press release attached hereto as Exhibit 99.1 are being furnished to the Securities and Exchange Commission under Item 7.01 of Form 8-K in satisfaction of the public disclosure requirements of Regulation FD and shall not be deemed "filed" for any purpose.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
3.1	Certificate of Designations of 8.0% Series A Cumulative Redeemable Preferred Stock.
99.1	Press Release, dated August 21, 2020.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2020

QURATE RETAIL, INC.

By:	/s/ Katherine C. Jewell
Name: Katherine C. Jewell
Title: Assistant Vice President and Secretary

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